Exhibit 99.3
Employment Agreement of Daniel W. Dienst
          If Mr. Dienst resigns for “good reason,” or if Metal Management or Sims after completion of the merger involuntarily terminates Mr. Dienst without “cause,” his employment agreement provides that:
•	for a period of two years after the date of termination, he will be entitled to receive his annual base salary, plus any accrued interest on any payments delayed for purposes of compliance with Code section 409A;

•	for a period of two years after the date of termination, he will be entitled to receive his target annual bonuses for such years, plus any accrued interest on any payments delayed for purposes of compliance with Code section 409A

•	if Mr. Dienst’s termination date occurs before March 31, he will be entitled to receive the pro rata portion of his annual bonus for such year, based on actual performance, plus any accrued interest on any payments delayed for purposes of compliance with Code section 409A;

•	all of his unvested stock options, stock grants or long term incentive plan compensation will immediately become vested; and

•	for a period of two years after the date of termination (other than death, disability or the expiration of the employment agreement), he will be furnished with accident, health and life insurance programs.
          “Good reason” and “cause” are defined in Mr. Dienst’s employment agreement.
          In addition, the restricted stock agreements held by Metal Management employees (other than with respect to the restricted stock granted to Mr. Dienst on July 26, 2007) provide that, upon consummation of the merger, all unvested restricted stock will become fully vested. Mr. Dienst had agreed to waive his right to have the restricted stock granted to him on July 26, 2007 vest upon a change of control, but as part of the transaction negotiations, it was agreed that the restricted stock vest upon completion of the merger. The number of shares of Mr. Dienst’s restricted stock that will vest upon completion of the merger is 440,532, including 196,532 shares granted to him on July 26, 2007.
          On September 24, 2007, Mr. Dienst entered into a letter agreement with Sims that will amend his employment agreement upon completion of the merger to provide that:
•	beginning on July 1, 2008, Mr. Dienst will be eligible to receive an annual bonus under the Sims Metal Management revised short term incentive plan as determined by the Remuneration Committee of Sims Metal Management consistent with the combined salary and cash bonus earnings potential under his employment agreement;

•	beginning on July 1, 2008, Mr. Dienst will be entitled to participate in the Sims Metal Management long term incentive plan for an amount equal to 200% of his base salary, subject to approval of Sims Metal Management shareholders at the 2008 annual general meeting, and thereafter to annual grants under the Sims Metal Management long term incentive plan;

•	on August 1, 2009, Mr Dienst will be entitled to receive a cash bonus of up to $1 million, payable in whole or in part as determined by the Remuneration Committee of Sims Metal Management based upon performance against specified targets set by the Sims Metal Management Integration Committee; and

•	upon consummation of the merger, the restricted stock granted to Mr. Dienst on July 26, 2007 will become fully vested; provided, however, that Mr. Dienst will pay Sims (i) $3 million if he resigns other than for “good reason” before July 1, 2010, (ii) $2 million if he resigns other than for “good reason” before July 1, 2011 and (iii) $1 million if he resigns other than for “good reason” before July 1, 2012.

          At the request of Sims and by prior agreement with the Metal Management board of directors, Metal Management will pay Mr. Dienst his annual bonus for the period ending March 31, 2008 at or before completion of the merger in an amount equal to 200% of his base salary, plus an additional three months of annualized bonus at the same percentage for anticipated performance through June 30, 2008.
          If any payment to Mr. Dienst, alone or taken together with any other payment, is deemed to be a “parachute payment” under Code section 280G, it will be reduced to an amount that would no longer constitute a “parachute payment” under the Code. If the reduced amount, however, is less than 90% of the total amounts Mr. Dienst would otherwise have been entitled to receive, he will receive a payment grossed up to an amount such that after payment of the excise tax imposed by Code section 4999, Mr. Dienst will receive the same amount, on an after-tax basis, that he would have received had no excise tax been imposed.